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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


1.    BriteSmile Management, Inc., a Utah corporation, wholly-owned
2.    BriteSmile Delaware, Inc., a Delaware corporation, wholly-owned
3.    BriteSmile International Limited, an Ireland corporation, wholly-owned